FOR IMMEDIATE RELEASE

Vail Resorts Contacts:

Investor Relations:  Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com

Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Certain Ski Season Metrics for the Season-to-Date Period Ended April 22, 2012
BROOMFIELD, Colo. - May 1, 2012 - Vail Resorts, Inc. (NYSE:  MTN) today reported certain ski season metrics for the comparative periods from the beginning of the ski season through April 22, 2012, and for the prior year period from the beginning of the season through April 24, 2011.  The data mentioned in this release are interim period data, exclude Kirkwood, which was acquired on April 12, 2012, and are subject to fiscal quarter end review and adjustments.

Highlights
•
Season-to-date total lift ticket revenue at the Company’s six mountain resort properties, and including an allocated portion of season pass revenue for each applicable period, was down approximately 0.3% through April 22, 2012, compared to the prior year season–to-date period ended April 24, 2011 despite a decline in total skier visits of 12.6% for the same time periods.

•
Season-to-date ancillary revenue from ski school was up 0.3% while revenue from dining was down 4.0% and revenue from retail/rental was down 0.3% through April 22, 2012, compared to the prior year season-to-date period ended April 24, 2011.

•
Total season-to-date ancillary revenue per skier visit from ski school, dining and retail/rental increased 13.4% through April 22, 2012 compared to the prior year season-to-date period ending April 24, 2011.

Commenting on the 2011-12 ski season, Rob Katz, Chief Executive Officer said, “This was one of the most challenging weather seasons in the history of the United States ski industry marked by historically low snowfall and one of the mildest winters on record.  These highly unprecedented weather patterns extended over much of the season including the key Christmas, Spring Break and Easter periods, adversely impacting terrain.  Cumulative snowfall at our six resorts was down more than 50% over the prior season.  In the face of these unprecedented conditions, we were very pleased with the resiliency demonstrated in our business. Season-to-date, our total lift ticket revenue declined 0.3% despite a 12.6% decline in skier visits, with our Colorado resorts off 8.9% in visits and our Tahoe resorts, excluding Kirkwood, down 24.2% in visits.  Ski school revenue increased 0.3% while dining and retail/rental decreased 4.0% and 0.3%, respectively, with all categories benefiting from a strengthening consumer spending pattern.  Ancillary revenue per skier visit, including ski school, dining, and retail/rental, increased 13.4% per visit buoyed by increased yields from our luxury and international guests.  Our performance highlights the strength of our season pass program as well as our industry leading snowmaking capabilities and expertise in grooming and mountain operations, further differentiating our resorts by exceeding guest expectations in both terrain availability and quality.  Additionally, we saw a critical benefit in the current year’s environment from the investments we have made across our resorts in constantly improving and broadening the activities and amenities both on mountain and in our base villages, as well as our steadfast commitment to delivering the best possible guest service experience.”

Regarding guidance, Katz added, “Rather than improving, weather conditions and snowfall in late March and April continued to be very challenging, particularly in Colorado.  As such, we currently believe that our Resort Reported EBITDA results for fiscal 2012 will fall slightly below the low end of the guidance range issued on March 6, 2012, but would represent only a mid-single-digit percentage decline over the prior year after adjusting for one-time acquisition and litigation settlement related items in both years.”

Discussing spring season pass sale results, Katz continued, “Despite the challenges this past season, I am pleased to report that our spring season pass sales for the next ski season (2012-2013) have been strong and will exceed our prior year total spring season pass sales in both units and sales dollars, adjusted as if Kirkwood were owned in both periods. This is particularly heartening considering the record high season pass sales we reported in spring 2011.  This creates early momentum for next year and reflects the loyalty and commitment we have from our customer base and their confidence that we will again deliver an exceptional experience in the coming ski season.”

About Vail Resorts
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, and Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include, but are not limited to, prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions and future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.